UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 1, 2005

ALLIANCE SEMICONDUCTOR CORPORATION
(Exact name of registrant as specified in its charter)
000-22594
(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	77-0057842 (I.R.S. Employer Identification No.)
2575 Augustine Drive
Santa Clara, California 95054-2914
(Address of principal executive offices, with zip code)
(408) 855-4900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(c) On September 1, 2005, the Board of Directors of Alliance Semiconductor Corporation (the Company or Alliance) appointed Nirmal Saxena to serve as the Company’s Executive Vice President, Chief Operating Officer and Chief Technology Officer.
Nirmal Saxena has served as the Company’s Chief Technology Officer since joining the Company in April 2003 and brings more than 20 years of management, technical and research experience in the areas of VLSI design and test, instruction and packet processing architectures, coding and information theory and fault-tolerant computing. In addition to his duties with Alliance, Dr. Saxena is also a Consulting Professor in the Electrical Engineering Department at Stanford University. Prior to joining Alliance, Dr. Saxena was Vice President of Architecture at Chip Engines (which was acquired by Alliance), a start-up company that designed semiconductor products for the networking, communications, cable and storage markets, where he was responsible for the design and development of Resilient Packet Ring (RPR) controllers. Dr. Saxena has served in senior technical positions at Tiara Networks (now Tasman Networks), the Stanford Center for Reliable Computing, Silicon Graphics, HaL Computers, and Hewlett Packard. Dr. Saxena holds a Ph.D from Stanford University, and he is a Fellow of the IEEE. There is no family relationship between Dr. Saxena and any of the Company’s directors or executive officers.
The Company has not entered into an employment agreement with Dr. Saxena.
A copy of the press release announcing the foregoing is filed as an exhibit to this report.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.
99.1. Press Release issued September 2, 2005.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE SEMICONDUCTOR CORPORATION
Date: September 2, 2005	By:	/s/ N. Damodar Reddy
N. Damodar Reddy
Chairman of the Board, President, Chief Executive Officer and Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description
99.1.	Press Release issued September 2, 2005.